Exhibit 10.1

SECOND AMENDMENT TO THE

STONEMOR AMENDED AND RESTATED

2019 LONG-TERM INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, as amended from time to time (the “Plan”), has been adopted by StoneMor Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 7(a) of the Plan provides that the board of directors of the Company (the “Board”) or the Compensation, Nominating and Governance Committee of the Board may amend the Plan from time to time without the consent of any other person except as required by applicable law or the rules of the principal securities exchange, if any, on which the Units are traded; and

WHEREAS, the Board now desires to amend the Plan to increase the number of Units reserved for issuance under the Plan by 1,375,000 Units; and

WHEREAS, the Units are listed for trading on the New York Stock Exchange, whose listing standards require approval of such an amendment by the stockholders of the Company.

NOW, THEREFORE, the Plan is hereby amended as set forth below:

The first sentence of Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to adjustment as provided in Section 4(c) and Section 7, the number of Units that may be delivered with respect to Awards under the Plan is 9,875,000 Units, and the aggregate of all such Units shall be available for the issuance of Units upon the exercise of ISOs; provided, however, that no Units in excess of 8,500,000 may be delivered with respect to Awards under the Plan unless and until the stockholders of the Company have approved the delivery thereof, and any Awards under the Plan with respect to such excess shares shall be expressly conditioned upon receipt of such approval.”